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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                            AS OF SEPTEMBER 21, 2001

NAME OF SUBSIDIARY                        STATE OR JURISDICTION OF INCORPORATION          % OF OWNERSHIP
------------------                        --------------------------------------          --------------
Inverness Medical, Inc. ("IMI")           State of Delaware                               100%
Inverness Medical Canada Inc.             Canada                                          100% (sub of IMI)
Cambridge Diagnostics Ireland Ltd.        Ireland                                         100%
Inverness Medical Benelux Bvba(1)         Belgium                                         100%
Cambridge Affiliate Corporation           State of Delaware                                49% (51% owned by BioMerieux)
Selfhelp Israel, Ltd.                     Israel                                          100% (no operations)
Orgenics, Ltd.(2)                         Israel                                          100% (direct & indirect)
Orgenics International Holdings B.V.(3)   The Netherlands                                 100%
Selfcare Technology, Inc.(4)              State of Delaware                               100%

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(1)      Formerly known as Bvba Selfcare Benelux sprl.

(2) Orgenics, Ltd. has subsidiaries in France (Orgenics France S.A., 100% owned), Brazil (Do Brasil Ltda, and Orgenics Reagentes Para Laboratorios Ltda, both 100% owned), Colombia (Orgenics
         Colombia-branch, 100% owned) and Israel (Orgenics Biosensors Ltd, 86% owned).

(3)      Only material assets are the shares of Orgenics, Ltd. that it owns.

(4)      Owns 50% (Joint Venture) of PBM-Selfcare, LLC.